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                                                        Exhibit 99


                    REPORT OF INDEPENDENT AUDITORS


Board of Directors
McDonnell Douglas Corporation

We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of McDonnell Douglas Corporation and subsidiaries for each of the five years in the period ended December 31, 1995 (none of which are presented herein). We expressed unqualified opinions on the aforementioned consolidated financial statements. Our report on the consolidated financial statements for the year ended December 31, 1991 included a reference as to the change in the method of accounting for income taxes as described in the notes to the 1991 consolidated financial statements. Our reports on the consolidated financial statements for the year ended December 31, 1992 included a reference as to the change in the method of accounting for retiree health care benefits as described in the notes to the 1992 consolidated financial statements. Our report on the consolidated financial statements for the year ended December 31, 1995 included a reference as to the change in the method of accounting for the MD-11 commercial aircraft program as described in the notes to the 1995 consolidated financial statements. In our opinion, the dollar amounts set forth in the "Summary Financial Information" under the captions "Summary of Operations" and "Balance Sheet Information" for each of the five years in the period ended December 31, 1995 included in the Prospectus are fairly stated in all material respects in relation to the consolidated financial statements from which they have been derived.


                                                /s/ Ernst & Young LLP
St. Louis, Missouri                             Ernst & Young LLP
January 17, 1996